Exhibit 10.1

AMENDMENT No. 2 TO
AMENDED AND RESTATED DEVELOPMENT AND LICENSE AGREEMENT
This Amendment No. 2 to Amended and Restated Development and License Agreement (the “Amendment No. 2”) is made as of this 27th day of September, 2016 (the “Amendment 2 Effective Date”) by and between Intellikine LLC, a limited liability company organized and existing under the laws of the State of Delaware and successor to Intellikine, Inc. (“Intellikine”), and Infinity Pharmaceuticals, Inc., a company organized and existing under the laws of the State of Delaware (“Infinity”). Intellikine and Infinity are each referred to individually as a “Party” and together as the “Parties”.
RECITALS
WHEREAS, Intellikine and Infinity are parties to the Amended and Restated Development and License Agreement, effective as of December 24, 2014, as amended on July 25, 2014 (the “Agreement”);
WHEREAS, the Parties wish to terminate Infinity’s obligations to pay Milestone Payments with respect to the IPI-145 Product (as defined in Amendment No. 1 dated July 29, 2014 to the Agreement);
WHEREAS, the Parties wish to amend the Agreement, in accordance with Section 18.8 thereof, as set forth below;
NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, the Parties agree as follows:

1.	Definitions.

1.1	“IPI-145 Product Field” means the treatment, prevention, palliation or diagnosis of any disease, disorder, syndrome or condition in humans and/or animals or ex-vivo uses.

Exhibit 10.1

1.2
“Qualifying Transaction” means any of one or more agreements entered into between Infinity (or any of its Affiliates) and one or more Third Parties pursuant to which Infinity or one or more of its Affiliates (a) grants a (sub)license of rights under the Intellikine Intellectual Property, Intellikine Additional Patents, Intellikine Other Technology, Intellikine Background Technology or Infinity Intellectual Property to use, develop and/or commercialize the IPI-145 Product in one or more countries in the Territory and in respect of one or more indications in the IPI-145 Product Field, or (b) sells, in an asset sale, any rights of Infinity and its Affiliates necessary to practice the IPI-145 Product in the IPI-145 Product Field.

1.3
“Qualifying Transaction Revenue” means all consideration, in whatever form, received by Infinity or any of its Affiliates from one or more Third Parties in all Qualifying Transactions, solely as such consideration relates to the IPI-145 Product, excluding consideration in the form of: (a) reimbursements of Infinity’s or any of its Affiliates’ actual internal or out-of-pocket costs related to the IPI-145 Product incurred after June 30, 2016, regardless of the form or timing of such reimbursement (for example, and without limitation, whether such reimbursement is paid as an up-front payment, a milestone payment or a contingent payment of any kind); (b) payment on behalf of, or reimbursement to, Infinity or any of its Affiliates of reasonable out-of-pocket costs actually incurred or paid in the filing, prosecution, maintenance, enforcement or defense of any of the Intellikine Patents or Infinity Patents; (c) that portion of the amounts received by Infinity or any of its Affiliates as a result of enforcement of intellectual property rights related to the IPI-145 Product which (i) reimburse Infinity or its Affiliates for any costs or expenses incurred with respect to such enforcement and related defense or (ii) Infinity or its Affiliates are required to pay to the relevant Third Party or any of its Affiliates or sublicensees pursuant to the relevant Qualifying Transaction agreement; (d) payment on behalf of Infinity, or reimbursement to Infinity, of payments due under Existing Infinity Third Party Agreements; (e) payments for the purchase of equity securities of Infinity or any of its Affiliates (including conditional equity, such as warrants, convertible debt and the like), up to the fair market value of such equity on the date of such purchase; and (f) proceeds to Infinity or any of its Affiliates in a debt transaction. Qualifying Transaction Revenues not in cash or cash equivalents shall be due either in kind or in cash, valued at the fair market value thereof on the date received from the Third Party in the Qualifying Transaction.

1.4	“Existing Infinity Third Party Agreements” means each Termination and Revised Relationship Agreement, entered into as of July 17, 2012, by and between Infinity

Exhibit 10.1

and each of (a) Mundipharma International Corporation Limited, and (b) Purdue Pharmaceuticals Products L.P.

1.5	All terms used, but not defined, in this Amendment No. 2 shall have the meaning set forth in the Agreement.

2.	Effective upon Infinity’s execution of the first Qualifying Transaction, the Agreement is hereby amended as follows:

2.1
Intellikine Payments. Infinity shall pay to Intellikine fifty percent (50%) of all Qualifying Transaction Revenue, which will be payable, in each case, within sixty (60) days following Infinity’s (or any of its Affiliate’s) receipt of Qualifying Transaction Revenue.

2.2
Infinity Milestones. The Milestone Events listed in Column C of the table contained in Exhibit 3 of the Agreement shall be deemed satisfied upon Infinity’s execution of the first Qualifying Transaction as if they had been achieved by the IPI-145 Product, and any obligation for Infinity to report on any Milestone Event, or pay any Milestone Payment, listed in Column C of the table contained in Exhibit 3 of the Agreement shall be terminated upon Infinity’s execution of the first Qualifying Transaction.

2.3
Infinity Development. The introductory paragraph of Section 5.6 of the Agreement is revised to read: “Subject to the terms and conditions of this Agreement, Infinity (itself or through the Infinity Related Parties), will use Diligent Efforts to develop one (1) Product. Infinity’s Diligent Efforts to develop a Product will include demonstration that it and Infinity Related Parties, collectively, have made at least the minimum expenditures each year for the relevant period specified below (pro rated for partial years within each relevant period) on activities with respect to one (1) Product, except that such minimum expenditures requirement shall be suspended until thirty (30) days after the start of the first cGLP toxicology study for such Product:”

2.4
Infinity Diligence. Section 6.2 of the Agreement is revised to read: “Infinity shall itself or through the Infinity Related Parties, at its sole cost use Diligent Efforts to (a) prepare, file, prosecute and maintain all applications for Marketing Authorization for the marketing, use, promotion, import, sale, distribution or commercialization of one (1) Product in the Field in the Territory and (b) commercialize such Products which receive Marketing Authorization in the Field in the Territory.”

2.5	A new clause (c) is added to Section 14.2 of the Agreement to read:

Exhibit 10.1

“In the event that either Party (i) files for protection under bankruptcy or insolvency laws, (ii) makes an assignment for the benefit of creditors, (iii) appoints or suffers appointment of a receiver or trustee over substantially all of its property that is not discharged within sixty (60) days after such filing, (iv) proposes a written agreement of composition or extension of its debts, (v) proposes or is a party to any dissolution or liquidation of such Party, (vi) files a petition under any bankruptcy or insolvency act or has any such petition filed against that is not discharged within sixty (60) days of the filing thereof, or (vii) admits in writing its inability generally to meet its obligations as they fall due in the general course, then the other Party may terminate this Agreement in its entirety effective immediately upon written notice to such Party.”

3.
Press Release. In the event that either Party wishes to issue a press release or other public statement relating to the terms and conditions of this Amendment No. 2, it shall comply with the obligations set forth in Section 13.2 of the Agreement with respect thereto.

4.	Confidentiality.

4.1
Any Confidential Information (as defined in the Confidential Disclosure Agreement, made as of September 7, 2016, between Infinity and Millennium Pharmaceuticals, Inc. d/b/a Takeda Pharmaceuticals International Co. (“MPI”), an Affiliate of Intellikine, (the “MPI CDA”)) shall be considered Confidential Information of Infinity under the Agreement.

4.2
MPI hereby represents and warrants to Infinity that it has the authority to terminate the MPI CDA in accordance with this Amendment No. 2 and to bind Affiliates (as defined in the MPI CDA) of MPI to the provisions of the Agreement with respect to the Confidential Information (as defined in the MPI CDA).

5.
Entire Agreement/Amendments. Except as amended by this Amendment No. 2, the Agreement shall remain in full force and effect. After the Amendment 2 Effective Date, every reference in the Agreement to the “Agreement” shall mean the Agreement as amended by this Amendment No. 2. The MPI CDA is hereby terminated in its entirety.

6.
Counterparts. This Amendment No. 2 may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signatures provided by facsimile transmission or in AdobeTM Portable Document Format (PDF) sent by electronic mail shall be deemed to be original signatures.

[Signature Page Follows]

Exhibit 10.1

IN WITNESS WHEREOF, the Parties intending to be bound have caused this Amendment No. 2 to be executed by their duly authorized representatives

SIGNED for and on behalf of	)	/s/Christophe Bianchi
INTELLIKINE LLC and, solely for	)	Christophe Bianchi
purposes of Section 4 and the last sentence of Section 5, MILLENNIUM	)	President of Intellikine LLC and Millennium Pharmaceuticals, Inc.
PHARMACEUTICALS, INC.

SIGNED for and on behalf of	)	/s/Adelene Q. Perkins
INFINITY PHARMACEUTICALS, INC.	)	Adelene Q. Perkins
	)	President and Chief Executive Officer